FNCB REPORTS CASH DIVIDEND

The Board of Directors of First National Community Bancorp declared a third quarter dividend of 13 cents per share, payable September 14th to shareholders of record on September 3, 2007. The payment represents an 8% increase over the cash dividend paid in the third quarter of last year. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

The company’s subsidiary, First National Community Bank, conducts business from eighteen offices located throughout Lackawanna, Luzerne, Monroe, and Wayne counties. A new community office located on Route 6 in Honesdale is scheduled to open during the fourth quarter of this year.